                                                                  Exhibit (h)7.2

                              AMENDED AND RESTATED
                              --------------------
                           JOINT INSURANCE AGREEMENT
                           -------------------------


THIS AMENDED AND RESTATED JOINT INSURANCE AGREEMENT, dated as of August 9, 1999, by and among FRANK RUSSELL INVESTMENT COMPANY ("FRIC"), RUSSELL INSURANCE FUNDS ("RIF"), such other funds as may be included as parties to this Agreement as provided herein (each referred to herein as a "Fund," and collectively referred to as the "Funds"), and Frank Russell Company ("FRC"), and each of its subsidiaries, (hereinafter collectively referred to, along with FRC, as the "Russell Companies") amends and restates the Joint Insurance Agreement, dated as of August 5, 1996, by and among the same parties.

                                    Recitals
                                    --------

WHEREAS, Section 17(g) of the Investment Company Act of 1940 (the "Act") authorizes the U.S. Securities and Exchange Commission (the "SEC") to require that the officers and employees of registered management investment companies be bonded against larceny and embezzlement, and the SEC has promulgated Rule 17g-1 under the Act requiring such coverage in specified minimum amounts, and

WHEREAS, the Funds and the Russell Companies have obtained and maintain with respect to the Funds the bonds and policies of insurance providing coverage against larceny and embezzlement by their officers and employees described on Attachment I hereto (all of such bonds and policies of insurance being referred to hereafter collectively as the "Joint Bonds," such Attachment I being subject to modification from time to time hereafter, to reflect the then current coverage amounts and to reflect any other changes in the coverage), and

WHEREAS, the Board of Directors/Trustees of each Fund, by vote of a majority of its members and a majority of those members of the Board of each Fund who are not "interested persons" as defined by Section 2(a)(19) of the Act, has given due consideration to all factors relevant to the amount, type, form, coverage and apportionment of recoveries and premiums on the Joint Bonds and has approved the form, term and amount of the Joint Bonds, the portion of the premiums payable by each Fund, and the manner in which recovery on the Joint Bonds ("Joint Bond Proceeds"), if any, shall be shared by and among the parties hereto as hereinafter set forth, and

WHEREAS, Rule 17d-1(d)(7) under the Act provides that an exemptive application need not be filed with respect to an arrangement regarding joint liability policies subject to the provisions set forth in such paragraph, and

WHEREAS, it is the intention of the Funds and the Russell Companies that this Agreement restate and replace all prior agreements entered into by the parties from time to time under Rule 17g-1(f) to establish the manner in which Joint Bond Proceeds shall be shared, and desire to further amend such agreement and restate it in its entirety by this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED by and among the parties hereto, intending to be so bound, as follows:

     1.   ALLOCATION OF PROCEEDS
          ----------------------

       a. In the event a single party suffers a loss or losses covered under the Joint Bonds, the party suffering such loss or losses shall be entitled to be indemnified up to the full amount of the Joint Bond Proceeds.

       b. If more than one party is damaged in a single loss for which Joint Bond Proceeds are received, each such party shall receive that portion of the Joint Bond Proceeds which represents the loss sustained by that party, unless the recovery is inadequate to indemnify fully each such party. If the recovery is inadequate to indemnify fully each such party sustaining a loss, the Joint Bond Proceeds shall be allocated among such parties as follows:

          (1) Each party sustaining a loss shall be allocated an amount equal to the lesser of its actual loss or the minimum amount of bond coverage allocated to such party on Attachment II hereto. Any party not fully indemnified for its insurable losses as a result of this allocation is hereafter referred to as an "Underinsured Party."

          (2) The remaining portion of the Joint Bond Proceeds, if any, shall be allocated to each Underinsured Party in the same proportion as such party's allocation of minimum bond coverage on Attachment II hereto bears to the aggregate of the minimum bond coverage amounts set forth on Attachment II for all Underinsured Parties, provided that no party shall receive Joint Bond Proceeds in excess of its actual insurable losses.

     2.   ALLOCATION OF PREMIUMS
          ----------------------

          a. The premiums payable with respect to the Joint Bonds shall be allocated to each of the parties hereto on an annual basis (and, in the event any increased or additional premium is required to be paid during the year, as of the date such increased or additional premium is due) in the same proportion as each party's minimum amount of bond coverage as then reflected on Attachment II shall bear to the total of such minimum coverage.

     3.   BOND COVERAGE REQUIREMENTS AND CHANGES
          --------------------------------------

          a. Each party hereto has determined that the minimum amount of fidelity bond coverage deemed appropriate to be maintained by it is as set forth opposite its name in Attachment II hereto. Each of the Funds represents and warrants to each of the other parties hereto that the minimum amount of coverage required of it under Rule 17g-1(d)(1) as of the date hereof is not more than the amount reflected opposite its name in Attachment II hereto. Each of the Funds further agrees that it will promptly take such steps as may be necessary, from time to time, to increase its minimum coverage as set forth in Attachment II hereto (and, if necessary, the face amount of the Joint Bonds) so that its minimum coverage as therein set forth shall at no time be less than the minimum coverage required of it under Rule 17g-1(d)(1).

          b. The parties hereto may, from time to time hereafter, agree to modify Attachment II hereto to reflect changes in allocation of premium and coverage. All references in this Agreement to "Attachment II" shall be to such Attachment as amended as of the relevant date on which premiums are to be allocated or losses are sustained.

     4.   ADDITION OF NEW FUNDS AND SERIES
          --------------------------------

          This Agreement shall pertain to each Fund of FRIC and RIF whether now existing or hereinafter created. All future Funds of FRIC and RIF shall automatically, and without any further action required, be included as additional parties to this Agreement upon approval of the creation of such Funds by FRIC's or RIF's Board of Trustees, and all references herein to "Funds" shall include such additional Funds.

     5.   TERM OF AGREEMENT
          -----------------

          This Agreement shall apply to the present fidelity bond coverage and any renewals or replacements thereof and shall continue until terminated by any party hereto upon the giving of not less than sixty days written notice to the other parties.

     6.   DISPUTES
          --------

          Any dispute arising under this Agreement shall be submitted to arbitration in the City of Tacoma, Washington under the Rules of the American Arbitration Association, and the decision rendered therein shall be final and binding upon the parties hereto.

     7.   GOVERNING LAW
          -------------

          This Agreement shall be governed by, and construed in accordance with the laws of the State of Washington, to the extent not inconsistent with applicable provisions of the Act and the rules and regulations promulgated thereunder by the SEC.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed by a duly authorized officer or representative on the date first written above.

Attest:                            FRANK RUSSELL INVESTMENT COMPANY


/s/ Karl J. Ege                    /s/ Mark Swanson
---------------------              ------------------------------------
Secretary                          Treasurer/Chief Accounting Officer


Attest:                            RUSSELL INSURANCE FUNDS


/s/ Karl J. Ege                    /s/ Mark Swanson
---------------------              ------------------------------------
Secretary                          Treasurer/Chief Accounting Officer


Attest: FRANK RUSSELL COMPANY, on its own behalf and on behalf of each of its subsidiaries


/s/ Karl J. Ege                    /s/ Michael J. A. Phillips
---------------------              ------------------------------------
Secretary                          President

                                  ATTACHMENT I
                                  ------------


Policy                                             Coverage
------                                             --------

Investment Company Blanket Bond                     $3.5 million
(Gulf Insurance Company--
Bond Number GA6065678)

                                 ATTACHMENT II

                                                                          Aggregate of Minimum
              Fund                          Minimum Coverage                 Bond Coverage
              ----                          ----------------                 -------------
Frank Russell Investment Company               $2,975,000                      $3,500,000

Russell Insurance Funds                        $  525,000                      $3,500,000

This Attachment II reflects allocations of minimum fidelity bond coverage for Frank Russell Investment Company for the period from May 31, 1998 through May 31, 2001, and for Russell Insurance Funds for the period from May 31, 1998 through May 31, 2001.